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                                   ARTICLE X

           RESTRICTION ON TRANSFER OF LIMITED PARTNERSHIP INTERESTS

         10.1. Transfer Restrictions. In accordance with Sections 9.3 and 9.4 of the Partnership Agreement, Towers hereby transfers all of its general partnership interest in Qualis Care Partners to the Creditors in the manner described in Articles III and V of this Plan and such partnership interest shall immediately and automatically be converted to limited partnership interests without further action by Towers or the Creditors. Except as provided in Section 10.2 hereof, in the event of the Confirmation, this Plan shall constitute an amendment to the Partnership Agreement, as provided in Section
9.3 of the Partnership Agreement, so that from and after the Effective Date there shall be no sale, exchange, transfer, assignment, pledge, creation of a security interest in, hypothecation or other disposition (each, a "Transfer")of any Qualis Care Partners Limited Partnership Interests to any Person (or group of Persons acting in concert), other than (i) a Transfer in which the basis of the Qualis Care Partners Limited Partnership Interest in the hands of such Person (or group of Persons acting in concert) is determined, in whole or in part, by reference to its basis in the hands of the transferor or is determined under Code Section 732; (ii) a Transfer or Transfers by a holder of Qualis Care Partners Limited Partnership Interests, during any thirty-day period, representing in the aggregate more than five percent (5%) of the total of the Qualis Care Partners Limited Partnership Interests; (iii) a Transfer by death; or (iv) a Transfer by operation of law.

         10.2. Valid Transfers. Section 10.1 shall not prevent a valid Transfer if the transferor obtains both the written consent of CFH, which consent may be given or refused in CFH's sole and absolute discretion, and the written approval of at least five (5) members of the Management Committee of Qualis Care Partners and provides Qualis Care Partners with an opinion of counsel satisfactory in form and substance to Qualis Care Partners to the effect that
(i) the Transfer shall not result in (a) the Partnership being treated as an association taxable as a corporation for federal income tax purposes under Code
Section 7704 or otherwise, or (b) the termination of the Partnership under Code
Section 708; and (ii) the Transfer would not violate the then applicable federal or state securities laws or rules or regulations of the Securities and Exchange Commission, state securities commissions or any other governmental authorities with jurisdiction over such Transfer. Without limiting or restricting in any manner the effectiveness of the foregoing provisions, Qualis Care Partners may rely and shall be protected in relying on its limited partnership lists and transfer records for all purposes relating to such notices, voting, payment of partnership distributions or other communications or distributions to its limited partners. In no event shall a Transfer be approved by the Management Committee (i) if such Transfer could in the reasonable judgment of the Management Committee result in (I) the Partnership being treated as a "publicly traded partnership" within the meaning of Section 7704 of the Code or (II) the Partnership otherwise being treated as an

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association taxable as a corporation for federal income tax purposes; or (ii)
if such Transfer (I) would violate the then applicable federal or state securities laws or rules and regulations of the Securities and Exchange Commission, state securities commissions or any other governmental authorities with jurisdiction over such Transfer or (II) would affect the Partnership's existence or qualification as a limited partnership under any applicable state law.

         10.3. Legend. All certificates evidencing ownership of Qualis Care Partners Limited Partnership Interests distributed under this Plan shall bear a conspicuous legend on the face thereof as follows:

         "THE LIMITED PARTNERSHIP INTERESTS REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS PURSUANT TO ARTICLE X OF THE JOINT PLAN OF REORGANIZATION OF TOWERS FINANCIAL CORPORATION AND ITS AFFILIATES, WHICH ARTICLE IS REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE. THE LIMITED PARTNERSHIP INTERESTS REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. ALTHOUGH SUBSEQUENT DISPOSITION OF THE LIMITED PARTNERSHIP INTERESTS BY ITS RECIPIENTS MAY BE EXEMPT FROM REGISTRATION AND NOT SUBJECT TO HOLDING PERIODS IN SOME CIRCUMSTANCES, CERTAIN RECIPIENTS OF THE SECURITIES -- SPECIFICALLY THOSE RECIPIENTS DEEMED TO BE "UNDERWRITERS" AS DEFINED UNDER SECTION 2(11) OF THE SECURITIES ACT OF 1933 -- MAY BE UNABLE TO RESELL SUCH SECURITIES ABSENT REGISTRATION OF THOSE SECURITIES UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE LAW OR ABSENT EXEMPTION THEREFROM. IT IS RECOMMENDED THAT CREDITORS CONSULT THEIR OWN COUNSEL."

         10.4. Waiver and Modification. Nothing contained in this Article X shall restrict or impair in any way the rights of the Towers Representatives, pursuant to the Partnership Agreement, in their sole discretion, to waive or modify these transfer restrictions for the benefit of the limited partners of Qualis Care Partners, reconstitute the Partnership as a Delaware corporation in the manner provided in Section 6.3(b)(i) of the Partnership Agreement, cause the registration of the limited partnership interests of the Partnership or the shares of capital stock of such corporation to be registered under applicable federal and state securities laws or otherwise take any action permitted under the Partnership Agreement.


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                                  ARTICLE XII

                    AMENDMENTS TO THE PARTNERSHIP AGREEMENT

         Pursuant to Bankruptcy Code Section 1123, the Partnership Agreement is hereby amended as follows:

         (a) Section 6.3(a)(y) of the Partnership Agreement is hereby amended as follows: "(y) the affirmative vote of Partners whose aggregate Capital Account balances exceed 50% of the aggregate Capital Account balances of all Partners (other than CFH and its Affiliates) at such time, shall be necessary to:";

         (b) The last paragraph of Section 6.3(b) of the Partnership Agreement is hereby amended as follows:

         "Partners whose aggregate Capital Account balances exceed 50% of the aggregate Capital Account balances of all Partners (other than CFH and its Affiliates) at such time shall have the right to direct Towers as a General Partner (or the Towers designees referred to above) to take or refrain from any action contemplated by this Section 6.3(b).";

         (c) Section 6.10 of the Partnership Agreement is hereby amended so that each reference to "Towers" shall read "the two members of the Management Committee designated by Towers";

         (d) Section 6.11 of the Partnership Agreement is hereby amended by deleting the word "creditors" in the first sentence thereof;

         (e) Section 7.5 of the Partnership Agreement is hereby amended so that the reference to "Towers" shall read "the two members of the Management Committee designated by Towers";

         (f) Section 9.3(B) of the Partnership Agreement is hereby amended by inserting after the last word in the sentence ", and the written approval of at least five members of the Management Committee"; and

         (g) Section 9.5(a) of the Partnership Agreement is hereby amended by inserting after the last word in the sentence ", and the written approval of at least five members of the Management Committee".